EXHIBIT 5.1

December 15, 2023

Rekor Systems, Inc.

6721 Columbia Gateway Drive, Suite 400

Columbia, Maryland 21046

Re:	Rekor Systems, Inc.

Ladies and Gentlemen:

We have acted as counsel to Rekor Systems, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $15,000,000 in the aggregate principal amount of its 13.25% Series A Prime Revenue Sharing Notes due December 15, 2026 (the “Notes”), pursuant to a Registration Statement on Form S-3 (File No. 333-259447) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the SEC on September 23, 2021, and the related prospectus dated therein (the “Prospectus”), as supplemented by the prospectus supplement dated December 12, 2023 pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon and subject to the foregoing, we are of the opinion that the Notes, when issued by the Company and delivered to and paid for by investors in the manner and on the terms described in the Prospectus Supplement, will be validly authorized and issued by the Company and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), (ii) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws and (iii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on December 15, 2023, which is incorporated by reference in the Registration Statement and the Prospectus, and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP